GENTEK INC. ANNOUNCES SENIOR MANAGEMENT CHANGES

PARSIPPANY, N.J. October 19, 2005—GenTek Inc. (NASDAQ: GETI) today announced two changes in its Senior Leadership Team.

Andrew P. Hines has been appointed Vice President and Chief Financial Officer of GenTek Inc., effective immediately. Since June 2000, Mr. Hines, 65, has been a principal of Hines and Associates, a strategic and financial consulting firm. During 2004 and 2005, Mr. Hines provided financial consulting services to GenTek. From October 2000 to October 2001, Mr. Hines was Executive Vice President and Chief Financial Officer of Ardent Communications, Inc., a provider of broadband access and bundled data services. From October 1997 to June 2000, Mr. Hines was Executive Vice President and Chief Financial Officer, and then Executive Vice President, Strategic Planning and Business Development of Outboard Marine Corporation, a manufacturer of recreational boats and marine engines. Since November 2003, Mr. Hines has served as a member of the board of directors of Superior Essex, Inc. (NASDAQ: SPSX), a global manufacture of wire and cable products where he is chairman of the audit committee.

In welcoming Mr. Hines to GenTek, William E. Redmond, Jr., President and Chief Executive Officer of the Company, noted that “GenTek is fortunate to have Andy join our Senior Leadership Team given his deep financial background, strategic experience and his knowledge of our Company.”

Matthew M. Walsh, formerly Vice President and Chief Financial Officer of the Company will be departing the Company later this year to pursue other business opportunities. In the interim, Mr. Walsh, as Vice President Corporate Development, will lead the Company’s efforts on a number of special projects, including transition matters. Commenting on Mr. Walsh’s departure from the Company, Mr. Redmond stated: “We thank Matt for his contributions and sincerely wish him well in all his future endeavors.”

The Company also announced the appointment of Maximo M.Vargas as Vice President and General Manager of GenTek’s Noma Wire Harness business. Vargas, 49, will lead the Company’s wire harness business, as it expands to become a global manufacturer, with production facilities in Canada, Mexico and India.”

Mr. Vargas has been employed by Visteon Corporation since 2000, where he most recently was Director of the company’s Technical Center in Chihuahua, Mexico. Prior to joining Visteon Corporation, Mr. Vargas was employed by Lear Corporation as Director of Operations based in Juarez, Mexico, where he was responsible for managing and directing four wire harness plants with approximately 14,000 employees in Mexico, Argentina and Honduras.

In welcoming Mr. Vargas to GenTek, Mr. Redmond noted that “the appointment of Max Vargas as leader of our global wire harness business clearly demonstrates GenTek’s commitment to growth in this critical segment of the Company.”

Michael Murphy, previously Vice President of Noma Wire Harness, recently informed the company of his intention to resign, effective November 1, 2005, in order to take to a senior level position with a new employer. Mr. Murphy will assist with the transition of his responsibilities prior to his departure.

About GenTek Inc

GenTek provides specialty inorganic chemical products and services for treating water and wastewater, petroleum refining, and the manufacture of personal-care products, valve-train systems and components for automotive engines and wire harnesses for large home appliance and automotive suppliers. GenTek operates over 60 manufacturing facilities and technical centers and has approximately 6,900 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, heavy equipment, appliances and office equipment, in addition to global energy companies and makers of personal-care products. Additional information about the company is available at www.gentek-global.com.

Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses, including competition from foreign sources; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; change in laws or tariffs affecting imports or exports to and from the countries in which we operate; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche B and Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

Investor/Media Contact:
Andrew P. Hines, 973-515-1853
Email: IR@gentek-global.com

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